UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [XX]

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[ ] Confidential, for use of the Commission Only

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Commission File No. 0-827

Empire Statement Building Associates L.L.C.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than Registrant)

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PRELIMINARY COPY

[FOR PREVIOUS CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT

In response to the letter dated May ___, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                       DOES NOT CONSENT:

Consents to                                                                                             Disapproves of

                                                                                                                Abstains from

the program for Building improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. INVESTMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                        DOES NOT CONSENT:

Consents to                                                                                             Disapproves of

                                                                                                               Abstains from

the program for Associates' investments, New Mortgage borrowing, and any related Operating Sublease modification, all as described in the Statement.

C. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                      DOES NOT CONSENT:

Consents to                                                                                            Disapproves of

                                                                                                              Abstains from

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

* The Agents intend to proceed with each of Item A (Improvement and Financing Program) and Item B (Investment and Financing Program) if consent is granted thereto, even if consent is not granted to Item C (Future Refinancing Authority).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

PRELIMINARY COPY

[FOR PREVIOUS NON-CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT AND AGREEMENT

In response to the letter dated May ___, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                            DOES NOT CONSENT:

Consents to                                                                                                   Disapproves of

                                                                                                                     Abstains from

the program for Building improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. INVESTMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                           DOES NOT CONSENT:

Consents to                                                                                                 Disapproves of

                                                                                                                   Abstains from

the program for Associates' investments, New Mortgage borrowing, and any related Operating Sublease modification, all as described in the Statement.

C. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                          DOES NOT CONSENT:

Consents to                                                                                                 Disapproves of

                                                                                                                   Abstains from

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

D. AGREEMENT WITH WIEN & MALKIN FOR VOLUNTARY PAYMENT PROGRAM

*AGREES:                                                                                               DOES NOT AGREE:

Agrees                                                                                                       Does not agree

                                                                                                                  Abstains from
                                                                                                                  agreement

with Wien & Malkin that the undersigned will pay Wien & Malkin voluntary payment from certain capital transaction distributions arising after the date of this Agreement and that Wien & Malkin will pay the undersigned a portion of certain incentive payment arising at any time after January 1, 1992, all as described in the Statement.

* The Agents intend to proceed with each of Item A (Improvement and Financing Program) and Item B (Investment and Financing Program) if consent is granted thereto even if consent or agreement is not granted to Item C (Future Refinancing Authority) or Item D (Voluntary Payment).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT AND AGREEMENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

PRELIMINARY COPY

Empire State Building Associates L.L.C.

c/o Wien & Malkin llc

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

STATEMENT BY THE AGENTS

IN THE

SOLICITATION OF PARTICIPANT CONSENTS

                               Dated: May --, 2008

This Statement is issued in connection with the Solicitation of Participant Consents by Peter L. Malkin, Anthony E. Malkin, and Thomas N. Keltner, Jr., as the agents (the "Agents") for the participants (the "Participants") in Empire State Building Associates L.L.C. ("Associates").

Associates was created by Lawrence A. Wien in 1961 to acquire the master lease of the Empire State Building at 350 Fifth Avenue in New York City ("ESB") and the underlying land (collectively, the "Property"). Associates simultaneously net subleased the Property under a net operating sublease (the "Operating Sublease") to Empire State Building Company L.L.C. ("Lessee"). See Section I. - Background.

The Agents recommend and request that Participants consent to a financing program which will permit Associates to fund improvements at ESB and to utilize a portion of its equity to acquire additional, complementary property on favorable terms.

The improvement program will be undertaken jointly with Associates' tenant, Empire State Building Company L.L.C. ("Lessee"), and will follow the model being successfully utilized at other Wien & Malkin supervised properties in conjunction with (a) engagement of a new top-tier leasing agent and installation of best-in-class management, (b) comprehensive, cost-efficient property upgrade, (c) re-branding and repositioning as part of the W&H Portfolio, and (d) strategic marketing for higher occupancy with better credit tenants at increased rents. From the experience to date of implementing this program at ESB, the Agents believe this program will greatly enhance Participants' investment.

This program is based on budgeting and borrowing parameters specific to ESB. Participants' approval at this time will permit the financing and improvements to be completed at favorable borrowing rates. The work will consist of improvements which the Agents, in consultation with Lessee, ESB's on-site management team and the new leasing agent, have determined to be necessary to improve ESB's competitive market position in its retail, office, Observatory, and broadcast operations, and long-term investment return and to maintain and enhance ESB's physical plant.

CB Richard Ellis, Inc. was engaged as Lessee's managing and leasing agent in 2006. It is working under the direction of Wien & Malkin with Lessee's new on-site management team to effect improvements and marketing for ESB. Early last year, ESB joined the W&H Portfolio, now comprised of four almost fully occupied New York City office buildings aggregating about 2.7 million square feet (the Lincoln Building at 60 East 42nd Street, 250 West 57th Street, 1359 Broadway, and 501 Seventh Avenue) where similar improvement programs delivered enhanced property performance, tenancy, and value and four other buildings presently being similarly upgraded and leased (1333, 1350 and 1400 Broadway and 112 West 34th Street). Please see the enclosed announcement.

The program will require significant expenditures for enhancements to the base building, Observatory visitor facilities, broadcast facilities, compliance with Local Law 26 (mandatory sprinklering of the entire building), and marketing and certain commissions and tenant installation costs. Without a mortgage financing, Lessee has been and will continue paying these costs from operating cash flow. At the rate of expenditures now underway, if Lessee were to continue to pay such costs out of cash flow without this financing program, overage rent distributions to Participants are projected to be severely reduced, and in certain periods eliminated, for years.

The proposed financing for these improvements will (a) permit efficient execution of work already underway and projected and leasing, (b) spread the cost of long-term improvements, and (c) increase and stabilize distributions to Participants.

The proposed financing for acquisitions will enable Associates to utilize a conservative portion of its equity build-up in ESB to exploit favorable buying opportunities in additional, complementary property. The Agents believe such opportunities are, and will continue to be, available in the current market. Following recent credit market dislocations, highly leveraged investors can no longer buy property and may be forced to sell. Associates, with moderate existing and projected debt, retains large equity resources to take advantage of these investment market conditions.

Associates will make an investment in additional property only if the Agents believe (a) the terms are favorable and (b) the projected investment results over a reasonable period of time would preserve Associates' monthly distributions and increase total distributions over a longer term. Associates may permit Lessee to join Associates in an investment using ESB debt only if Lessee increases its basic rent to pay the resulting debt service on the same format as for improvement debt.

Peter and Anthony Malkin have employed this strategy successfully in other Wien & Malkin supervised investments in which they received prior authorization as is sought herein. Approval now will permit Associates to act in its best interest in the future within market-imposed timing. Associates will avoid the delay and expense of a separate investment offering for each new prospect, and all Participants will be included in any actual transaction without being subject to individual disqualification under securities laws and without any new capital contribution.

Under this financing program, debt will not be incurred at any time for improvements or investments when it would cause aggregate mortgage debt to exceed 50% of the appraised value of all property subordinate to mortgage lien(s).

The loan will be structured so that (a) loan proceeds will be applied to ESB improvements and investments, (b) the lender will have a mortgage lien on all the interests of Associates and/or the fee owner, which is a subsidiary of Associates, and (c) for all ESB improvements and any joint Associates-Lessee investment, the increase in debt will be serviced by an increase in Lessee's basic rent (subject to an automatic adjustment in basic rent as needed to match any charge from time to time in such debt service for the authorized debt), and payments will generally be borne equally by Associates and Lessee through overage rent. Lessee's leasehold will not be subordinated to such mortgage lien. The legal borrower of the loan and owner of the improvements will be Associates and/or the fee owner, as determined by the Supervisor based on its evaluation of loan pricing, tax and operating efficiency, and lender requirements.

The improvement program includes authorization for any future refinancings of the new mortgage debt by Associates, to be serviced on its then existing format, so long as the refinancing in each case is with an institutional lender, non-recourse, and the aggregate principal amount does not exceed the then existing debt plus refinancing costs.

[TO PAST NON-CONSENTERS TO VOL COMP: The Agents also seek the consent of each Participant on a voluntary basis to share with Associates' Supervisor Wien & Malkin a portion of excess of distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master lease rent. Approximately 90.5% in interest of Participants have previously approved this voluntary payment program.

I. BACKGROUND

A.Organization of Associates

Associates was organized as a general partnership by Lawrence A. Wien and Peter L. Malkin in 1961. Lawrence A. Wien served until his death as one of Associates' three Agents on behalf of Participants. Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr., now serve as the members of Associates and the Agents for the Participants.

Each member acts as the Agent for a group of Participants under a participating agreement (together, the "Participating Agreements"). The terms of the Participating Agreements are identical. Participants have the right to approve or disapprove certain Agent actions, including this improvement and financing program. The percentage of Participants required to approve each proposal is described in Section X - Terms of Solicitation of Consents.

On October 1, 2001, Associates was converted to a limited liability company to insulate Agents and Participants from third party claims without changing any right of the Agents and Participants. In 2002, Associates acquired fee title to the Property through its wholly-owned subsidiary, Empire State Building Land Associates L.L.C. (the "Fee Owner"), leaving Associates' master lease of the Property in place on its original terms.

B. The Building

ESB is 102 stories tall, was completed in 1931, and contains approximately 2,528,163 rentable square feet of office space and 219,870 rentable square feet of retail space. Observatory facilities are located on the second, 80th, 86th, and 102nd floors, and broadcast antenna facilities are located below, on, and in ESB's mast and on its transmission tower and supported by equipment located in the higher floors.

C. The Leases

    Master Lease

    The Property is net leased under a master lease (the "Master Lease"), the term of which will expire after all extensions on January 5, 2076. The annual rent payable by Associates during the term of the Master Lease is $1,970,000 through January 5, 2013 and $1,723,750 thereafter.

    Operating Sublease

    The Operating Sublease requires Lessee to pay the following rent for each calendar year:

    a. Basic rent ("Basic Rent") equal to $6,018,750 a year through January 5, 2013 and $5,895,625 thereafter, payable monthly, currently applied to pay Master Lease rent, basic supervisory fees to Wien & Malkin LLC, Associates' Supervisor, and regular distributions to Participants.

    b. Overage rent ("Overage Rent") equal to 50% of Lessee's annual net operating profit in excess of $1,000,000, payable annually within 60 days after year-end.

    For the year ended December 31, 2007, Lessee paid Overage Rent of $17,025,749. Overage Rent was $18,791,329 for 2006, $16,324,979 for 2005 and $9,469,543 for 2004.

    The Operating Sublease may be renewed through January 4, 2076.

    Other Material Master Lease and Operating Sublease Terms

The Master Lease obligates Associates, among other things, to pay all real estate taxes and other impositions, to keep ESB insured against casualty loss, general liability, and certain other risks, to comply with all laws, and to keep ESB, including all structural and non-structural components, in good order and condition and make all necessary repairs, replacements, renewals, alterations, additions, and betterments.

The Operating Sublease obligates Lessee to satisfy all Associates' obligations under the Master Lease, including real estate taxes, insurance, and property maintenance, other than payment of Master Lease net rent to the Fee Owner.

D. Senior Mortgage

The Fee Owner's $60,500,000 mortgage (the "Senior Mortgage") was incurred in 2002 to finance acquisition of the land by the Fee Owner, which with Associates pays the debt service on the Senior Mortgage from Master Lease and Operating Sublease rent revenues. The Senior Mortgage allows for subordinate mortgage financing so long as total mortgage debt on ESB does not exceed 50% of the then fair market value of all mortgaged property.

E. Current Market

As of May 22, 2008, ESB was approximately 77.78% occupied. The rental rate (exclusive of electricity charges) on new office leases at ESB currently ranges from approximately $53 to $63 per square foot, as compared with $32 to $42 a year ago.

The office market along 34th Street and in the Penn Plaza area continues to be active. With the benefits of the W&H Portfolio brand and CB Richard Ellis' marketing, ESB has an opportunity greatly to improve performance through the upgrade and leasing strategies being implemented at ESB in connection with this financing, including space consolidation and pre-built programs.

F. Financial Information

The Participants have received the following distributions for 2005, 2006 and 2007:

Year	Distributions	Pct. Return on Original Investment
2005	$17,484,730	53.0%
2006	$19,033,355	57.7%
2007	$17,259,877	52.3%

These percentages were calculated by dividing the cash payments to the Participants in each year by the Participants' $33,000,000 original cash investment in the Property. Certain Participants may have purchased their interests after the original offering for amounts different than the original cash investment, so their return on investment will be different.

Each monthly installment of Basic Rent paid by Lessee is applied to pay monthly Master Lease rents, the monthly basic supervisory fee to Wien & Malkin, and regular distributions to the Participants. Overage Rent is applied to pay additional distributions to the Participants, any required additional payment to Wien & Malkin, and a portion of debt service on the Senior Mortgage. See Section I.

Enclosed are audited financial statements of Associates as of December 31, 2007, including the balance sheets and the related statements of income, members' equity, and cash flows. Also, See Section VII. - Agents' Discussion and Analysis of Financial Condition and Results of Operation.

Margolin, Winer & Evans now serves as Associates' independent public accountant and has performed certain other financial accounting work for Associates, including tax return preparation.

G. Supervisory Services to Associates

No Agent receives remuneration from Associates for serving as Agent. Peter L. Malkin, Anthony E. Malkin, and Thomas N. Keltner, Jr. are the Agents.

Wien & Malkin has acted as Supervisor for each of Associates and Lessee from inception. Wien & Malkin's regular supervisory services for Associates include maintaining Associates' organizational and Participant records, performing physical inspections of the Property, reviewing violation searches and insurance coverage, conducting annual supervisory review meetings, receiving monthly rent from Lessee, paying Master Lease rent, paying monthly and additional distributions to the Participants, confirming payment of real estate taxes and BID assessments, reviewing financial statements submitted to Associates by Lessee and financial statements and tax information prepared by Associates' independent certified public accountants, distributing annual Schedule K-1 tax information and reports to the Participants, and preparing certain filings with governmental authorities.

In consideration of its supervisory services to Associates, Wien & Malkin receives a basic supervisory fee of $159,417 (increasing to $166,805 in 2013), including an additional payment equal to 6% of any distribution of Operating Sublease overage rent, 6% of one-half of the savings from the satisfaction of the original 1961 leasehold acquisition mortgage in 1984, and 6% of the savings from the 1992 and 2013 Master Lease rent reductions. Wien & Malkin pays the costs relating to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, and related mailing costs. In the years 2005, 2006 and 2007, Wien & Malkin received the following supervisory fees and additional payments from Associates:

Year	Basic Supervisory Fee	Additional Payment	Total
2005	$159,417	$867,791	$1,027,208
2006	$159,417	$966,640	$1,126,057
2007	$159,417	$853,439	$1,012,856

Associates paid Wien & Malkin other fees for services of $0 in 2005, $0 in 2006 and $104,094 in 2007.

II. OPERATIONS MATTERS

A. Leasing and Needed Building Improvements

Under the program, smaller spaces are being aggregated, demolished, and re-demised to assemble larger, more efficient spaces with improved lay-outs for modern tenant uses. Such consolidation should also result in greater efficiencies for ESB. Certain floors will be set aside for full floor users to which ESB is leasing successfully presently. Suites between 2,500 and 5,000 square feet are being pre-built.

Pre-built spaces include new ceilings, lighting, and base building systems (including electric distribution, mechanicals, air handling units, and pantries) for immediate occupancy. Experience elsewhere in the portfolio indicates pre-built suites require only minor tenant installations, such as painting and carpeting, for re-leasing and have proven successful in attracting new, better credit tenants at higher rents for longer lease terms.

To enhance ESB's stature as an office building while operating its Observatory, a lobby renovation and restoration is underway which will result in a clearly defined and identifiable office tenant and tenant visitor area with modern reception and security and a designated entrance and exit for tourists. Led by the renowned firm of Beyer, Blinder, Belle, the Landmarks-approved lobby renovation is sensitive to historic features, such as the recreation of the original ceiling and to modern needs for service and security.

ESB's market share of New York metro area broadcasters has increased substantially in recent years. Ongoing investment in the antenna, masthead and electric power infrastructure is being made to ensure ESB's dominant position for this important income source.

The overall improvement plan anticipates costs to complete deferred maintenance and base building enhancements and to upgrade Observatory and broadcast facilities, as well as major expenditures for tenant installation and leasing commissions and compliance with law to reposition ESB to increased occupancy with quality tenants. As leasing activity increases, funds will be applied to certain commissions, base building work in tenant spaces, and tenant installation allowances.

Projects are planned for elevator equipment modernization, replacement of 50 year old handlers, common area hallway upgrades (with air conditioning), lobby restoration and improvement, designated separate entrances for office tenants and observatory tourists, upgrade and standardization of retail storefronts and signage, plumbing repairs, Local Law 26 (sprinklering) compliance, emergency generator for emergency elevator service as well as costs for space consolidations, and the pre-built program.

Also anticipated are borrowings to defray the cost of estimated mortgage taxes, loan fees, expenses of the transaction including compensation to Wien & Malkin at its normal rates for services rendered, and contingencies for uncertainties and inflation.

B. Use of the Proposed New Financing for Investments

New investment opportunities are continually reviewed by Peter and Anthony Malkin and their affiliates. Select opportunities would benefit Associates, and the Agents believe pricing is more attractive currently, since credit market problems have effectively eliminated the recently dominant investors who rely on cheap, abundant debt for high-leverage purchases.

Associates owns its interest in ESB with minimal debt in relation to total value. Its equity can be borrowed against, very conservatively, to allow pursuit of sound investment opportunities. Taking advantage of an investment opportunity requires prompt action. Commitments must be made and exposures taken in a time period shorter than allowed by Associates' requirements for consent on each property. Your approval now will permit Associates to act in its best interest on a timely basis.

Any borrowing for new investments will be made only if Peter and Anthony Malkin believe (a) the terms are favorable and (b) the projected investment results over a reasonable period of time would preserve Associates' monthly distributions and increase total distributions over a longer term.

C. Recommended New Mortgage

The Agents recommend that Participants consent to incur new mortgage debt (the "New Mortgage"), as needed from time to time for ESB work and leasing costs and for new investments, all as described herein, so long as mortgage debt is not incurred at any time which would cause aggregate mortgage debt on ESB to exceed 50% of the then appraised value of all property subordinate to the mortgage lien(s). Only funds required and approved by Lessee will be borrowed for improvements, and if improvement costs are less than projected, the mortgage debt will be less.

This consent will allow for the full program of borrowing as projected. As agreed with Lessee to date, there will be an initial borrowing of up to $29.4 million for 2008 improvements, plus closing costs and fees. Actual borrowing for improvements will be reviewed and determined from time to time with Lessee. The improvement program contemplates a total per square foot borrowing over a 10 year period that is consistent with the Agents' experience to date in the balance of the portfolio, with adjustment for ESB's additional, unique Observatory and broadcasting elements. Projected debt for that purpose by the end of year 10 will be approximately $300 per square foot, subject to adjustment for future inflation and any new investment.

To preserve flexibility and minimize interest and other costs, advances will be drawn only as required. It is expected that there will be separate debt tranches: the only debt planned at this time is for immediate and mid-term work and leasing needs, and at a floating rate of interest which can be prepaid.

Based on relationships established and track records earned through the successful financing and improvement programs for the other W&H Portfolio buildings, discussions are already underway with several institutional lenders who have indicated an ability and desire to proceed now with the improvement financing on the above terms.

D. Loan Structure

For the New Mortgage, it is currently contemplated that the Fee Owner and/or Associates will be the borrower and grant a mortgage lien on the fee title and Master Lease of the Property. The Senior Mortgage will continue with the Fee Owner as sole borrower. Principal amortization will be determined from time to time as borrowings are made.

Under this structure, Associates will own the improvements paid from the New Mortgage, and Participants will receive the applicable income tax shelter from depreciation deductions except at any time when non-deductible amortization payments exceed depreciation to create phantom income. Under the recently enacted stimulus package, there is a 50% "bonus" depreciation for tenant improvements incurred in 2008. Phantom income is not expected to occur for at least 15 years.

Associates will own any new investment acquired with proceeds from the New Mortgage, except to the extent Associates may permit Lessee to join in such investment based on increasing Lessee's basic rent to service the resulting debt.

The final loan structure, which will seek to minimize interest and other loan costs and to maximize tax and operating efficiency, will be determined by the Supervisor based on then existing authorizations, market conditions and lender requirements.

E. Payment of Debt Service; Basic Rent

For all debt-financed improvements and any investment made jointly by Associates and Lessee, the annual Basic Rent payable by Lessee to Associates under the Operating Sublease will be increased to cover increased debt service on the New Mortgage as required from time to time. The increased Basic Rent, and any expenditure not covered by the New Mortgage proceeds, will be paid from ESB revenue and deducted in computing Overage Rent, so to the extent there is annual operating profit above $1,000,000, all costs under this structure will be borne equally by Associates and Lessee.

For any debt-financed investment made solely for the account of Associates, the debt service will be paid by Associates and its subsidiary the Fee Owner from their earnings from ESB and their new investments.

F. Financing; Authority of the Agents to Refinance in the Future

Neither Associates nor the Participants will be personally responsible for the New Mortgage debt. To minimize interest charges, the New Mortgage proceeds may be advanced in installments and/or through a line of credit to be accessed in the future.

If Lessee were to pay the cost of the planned improvements without financing proceeds Overage Rent distributions might be reduced or eliminated for years. For 2007, $13,370,544 of the distributions to Participants were derived from Overage Rent.

The proposed New Mortgage will instead spread these costs over a longer term, stabilize distributions, and accelerate the payment of Overage Rent by Lessee for distribution to Participants.

The Agents and their successors will be authorized to refinance the New Mortgage on its then existing format from time to time in the future, so long as the debt is with an institutional lender, non-recourse, and the aggregate principal amount does not exceed the then existing New Mortgage debt plus refinancing costs.

G. Operating Sublease Modification

For all debt-financed improvements and any investment made jointly by Associates and Lessee, the Operating Sublease will be modified to confirm the increase in Basic Rent and permit Lessee to deduct such increase in calculating Overage Rent. To the extent there is annual operating profit above $1,000,000, all costs will be borne equally by Associates and Lessee.

H. Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations for Associates and Lessee, the refinancing, ESB work, any investment acquisition, any Operating Sublease or other lease amendment, leasing costs, unrelated third party financing brokerage fees, and associated costs will be paid from the New Mortgage proceeds or Lessee's cash flow, if applicable. In either case, to the extent of ESB work or joint investments, all such payments will generally be shared equally between Associates and Lessee by operation of the Overage Rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and the improvement and investment financing program and will be paid at hourly rates. For acquisition brokerage services, Associates may engage affiliates of Messrs. Malkin on market terms. Associates will indemnify Wien & Malkin, Associates' Agents, Lessee's members and agents, and their affiliates and advisers against any claim or expense in connection with this program.

III. CERTAIN EFFECTS OF THE IMPROVEMENT AND FINANCING PROGRAM

A. Generally

Payment for the improvement program will be deductible in computing Overage Rent, whether by repayment of the New Mortgage through increased Basic Rent from Lessee, or by Lessee's direct payment for services and materials. Therefore, each of Associates and Lessee will ultimately bear one-half of the cost of the improvement program. Stated differently, the value of the Property and of Associates' interest in it will be enhanced, and Lessee will have contributed half the cost.

The Agents believe there is a good prospect that increases in rental income from tenants will offset and ultimately be greater than the increases in Lessee's expense for Basic Rent, thus moderating or avoiding any reduction of Overage Rent and distributions.

The improvement and financing program will have no direct effect on the Agents as such and will not change the basic supervisory fee or the formula under which Wien & Malkin receives the basic supervisory fee and additional payment. See Section V. - Potential Conflicts of Interest.

B. Tax Consequences

The improvements paid through the New Mortgage will be installed by Lessee as agent for Associates and deemed to be the property of Associates. The applicable income tax deductions for depreciation shall benefit the Participants. To the extent the improvement program is funded from the New Mortgage, non-deductible amortization payments by Associates under the New Mortgage will ultimately equal the tax benefits of the depreciation.

The terms for the proposed New Mortgage are expected to require amortization payments at no more than on a 25-year schedule, and Participants will receive a timing benefit because depreciation deductions during the early years will exceed loan amortization.

IV. RECOMMENDATIONS

The Agents recommend that the Participants approve this improvement and investment financing program, including discretionary refinancing, for the following reasons:

-- The planned improvement financing will permit the execution of needed work, including deferred maintenance and base building work, market competitive tenant inducements, and improvements that are necessary to maintain ESB's physical plant and competitive position in its retail, office, Observatory and broadcast operations, as well as to exploit opportunities in today's market with Lessee's new leasing agent and W&H Portfolio brand, and to comply with law. The Agents believe this program is essential to continue to preserve the Participants' investment and enhance their future income.

-- Financing of the improvements through the New Mortgage will spread the costs over a period of years and thus stabilize distributions to Participants. In the absence of improvement financing, Lessee has been and will continue paying these costs from operating cash flow. If Lessee were to proceed and pay the planned costs solely with current cash flow without this financing program, Overage Rent distributions to Participants would be reduced or eliminated for years.

The Agents believe this improvement program is essential to continue to preserve Associates' investment and enhance its future income, and Lessee will proceed to implement the upgrades and investments out of cash flow if financing is not approved.

-- Granting authority now for Associates to acquire and finance additional property will permit timely action on market opportunities. Associates should be able to exploit its equity resources, expand its assets without any new cash contribution by Participants, and increase returns to Participants.

-- The Agents are asking for authority now on all these items to avoid the need for costly and time-consuming future consents. Today's interest rates remain low compared to historic levels, and with total debt less than 50% of the value of the subordinated property, the New Mortgage should still be very conservative. Distributions will be maintained (or possibly increased) by spreading improvement and investment costs over many years with non-recourse financing.

The data and background materials regarding this improvement and financing program are on file in the office of Wien & Malkin and are available for review by the Participants. Appointments to inspect and copy such data, and requests for copies for such data, may be made by contacting Rodney Gomes at 212-687-8700.

V. POTENTIAL CONFLICTS OF INTEREST

A. Certain Ownership by Participants

As of May 1, 2008, the Agents and their families beneficially owned, directly or indirectly, Participations equal to 7.6144% in Associates:

Other persons at Wien & Malkin own beneficially an additional 0.5334% of Associates as Participants. No other Agent or person at Wien & Malkin is a Participant.

Electing investors in Associates and their successors representing approximately 90.5% of Associates have agreed to an individual voluntary additional payment program pursuant to consent solicitations in 1991 and 2001, whereby Wien & Malkin is to receive:

(i) 10% of funds distributable to each electing investor from net sale or financing proceeds after return of the original cash investment;

(ii) 10% of funds distributable to each electing investor from any reduction in Master Lease rent (other than the reductions scheduled to occur in 1992 and 2013 and any reduction arising as a result of the acquisition and financing of the fee title to the Property); and

(iii) 10% of funds distributable to each electing investor from the amount by which annual financing charges in connection with the Senior Mortgage or any refinancing thereof is less than $1,970,000 through 2012 and $1,723,750 thereafter.

As part of the voluntary payment program, Wien & Malkin agreed to pay each electing investor in Associates a pro rata share of Wien & Malkin's payment from the scheduled reductions in Master Lease rent effective in 1992 and 2013. For each $10,000 original investment, such annual payments were $13.64 for 2007 (increasing to $15.88 in 2013).

B. Relationships with Lessee

Peter L. Malkin is the agent member for participants in two member interests in Lessee and is also the managing partner in a partnership member in Lessee. As of May 1, 2008, Peter L. Malkin, Anthony E. Malkin, and their families own beneficially 4.9088% of Lessee. Other persons at Wien & Malkin own beneficially participations equal to 0.5556% of Lessee. The requisite members of Lessee have approved the program.

Wien & Malkin, which has from inception been Lessee's Supervisor, for which it receives a basic supervisory fee of $270,000 annually, plus an additional equal to 10% of all distributions above defined thresholds to partners in one member of Lessee. For each of the last four years Wien & Malkin received supervisory fees of $270,000 from Lessee. Wien & Malkin received fees for other services to Lessee of $140,087 in 2004, $281,436 in 2005, $314,259 in 2006, and $301,271 in 2007.

Under separate agreements to which Lessee is not a party, (a) participants in a 10% interest in Lessee held of record by Peter L. Malkin pay members of Mr. Malkin's immediate family 12.5%, and other persons having no management role or ownership interest in Wien & Malkin 12.5%, of their share of the group's operating distributions in excess of $252,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (b) participants in a 5% interest in Lessee held of record by Peter L. Malkin pay such Malkin family members 12.5%, and such other persons 12.5%, of their share of the group's operating distributions in excess of $126,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (c) participants in an 8.3125% interest in Lessee pay Wien & Malkin 10%, such Malkin family members 22.5%, and such other persons 22.5%, of their share of the group's operating distributions in excess of $149,625 for any year and capital transaction distributions in excess of such annual priority plus return of capital, and (d) certain other holders aggregating less than 5% of the interests in Lessee pay a portion of their distributions to Wien & Malkin and such other persons. These third party payments (which totaled $460,732 to Wien & Malkin and such Malkin family members in 2007) do not impose any obligation upon Lessee or affect its assets and liabilities.

The Agents, Lessee's agents for participants and Wien & Malkin and their affiliates and advisers are being indemnified by Lessee and Associates in connection with the program.

VI. FEES AND EXPENSES

The expenses for the consent solicitations of Associates and Lessee, the refinancing, ESB work, any investment acquisition, any Operating Sublease or other lease amendment, leasing costs, unrelated third party mortgage brokerage fees, and associated costs, will be paid from the New Mortgage proceeds or Lessee's cash flow, if applicable. In either case, to the extent of ESB work or joint investments, all such payments will generally be shared equally between Associates and Lessee by operation of the Overage Rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and the improvement and investment financing program and will be paid at its standard hourly rates. For acquisition brokerage services, Associates may engage affiliates of Messrs. Malkin on market terms.

VII. AGENTS' DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

In 2007 for each original $10,000 Participation, Associates made regular monthly distributions from Basic Rent aggregating $1,179 plus an additional distribution from Overage Rent of $4,051, for total distributions aggregating $5,230. See Section I.C. - The Leases.

The following summarizes certain material factors affecting Associates for the two years ended December 31, 2007.

a. Total income decreased in 2007 compared with the prior year, attributable primarily to decreased Overage Rent in 2007.

b. Total income increased in 2006 compared with the prior year, attributable primarily to increased Overage Rent in 2006.

VIII. LIQUIDITY AND CAPITAL RESOURCES

There has been no significant reduction in Associates' liquidity for the 12-month period ended December 31, 2007, as compared with the 12-month period ended December 31, 2006. Associates does not maintain material reserves, since it does not operate the Property.

IX. INFLATION

Inflationary trends in the economy would likely impact the operations of Lessee, and therefore, Overage Rent. Historically, inflation generally has resulted in an increase in Overage Rent.

X. TERMS OF SOLICITATION OF CONSENTS

Each Agent acts for a group of Participants owning one-third ($11,000,000) of the original $33,000,000 investment in Associates. At April 1, 2008, no person held participations aggregating more than 10% of the total outstanding Participations.

On May 1, 2008, there were 2,764 Participants holding participations in one or more of the three groups of Participants. Each Participant's voting percentage in his or her group is determined by a fraction, whose numerator is the face amount of the participation and denominator is the group's original $11,000,000 investment in Associates.

Each Participating Agreement requires 100% consent for each Item of the improvement and investment financing program, including discretionary refinancing, as recommended by the Agents in this Statement, subject to the participation buy-out arrangement described below.

Each Participating Agreement states that, if owners of 80% in interest of the Participants in any Agent's group consent, the Agent or his designee shall have the right to purchase the interest of any Participant in such Agent's group who has not given such consent within 10 days after the Agent's mailing of the request therefor by certified or registered mail. The purchase price shall be the lesser of (i) the book value of the participation interest (original cost less capital repaid thereon) and (ii) the value of such interest valued as an interest in the Agent's membership in Associates and not as an interest in the Master Lease. As of May 1, 2008, the book value of an original $10,000 participating interest was approximately $950.

If 80% or more of the Participants in an Agent's group consent to any Item of the program, each Agent presently intends to purchase for the benefit of the consenting Participants or a non-profit organization the interest of any non-consenting Participant through such procedure. Any Participant whose participation is purchased by an Agent (or his designee) will not receive any further distributions from any source, including any Overage Rent paid in respect of the year of purchase or thereafter.

There is no record date establishing the identity of the Participants entitled to vote for the program. Holders of participations as of May 1, 2008 will be recognized as entitled to vote. However, if any participation is transferred before the consent with respect to that participation is given, the transferee will be entitled to vote. If consent to any Item has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor. In addition, the Agents and their designees will be entitled to vote the participation of any non-consenting Participant whose interest is purchased by them under the participation buy-out arrangement as described above.

Wien & Malkin has been authorized by the Agents to solicit the consents of Participants by print and electronic mail, telecopier, and telephone after the mailing of this Statement. Consent Forms which are signed and returned without a choice indicated will be deemed to constitute a binding consent to all Items. If the Consent Form is returned undated, it will be deemed dated as of the date received by the Agents. Any consent (including a deemed consent) is irrevocable.

Participations are not traded on an established securities market, nor are they readily tradable on a secondary or equivalent market. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions, and, in many instances, Associates is unaware of the prices at which such transactions occur. In the last two years, mini-tender offers from unrelated third parties have been made seeking to acquire participations at prices near $50,000 for an original $10,000 unit.

[THE FOLLOWING SECTION IS INCLUDED ONLY IN COPIES BEING SENT

TO PARTICIPANTS WHO DID NOT APPROVE THE VOLUNTARY PAYMENT PROGRAM IN 1991 OR 2001:

XI. VOLUNTARY PAYMENT PROGRAM FOR CAPITAL TRANSACTIONS

The late Lawrence A. Wien, founder of Wien & Malkin, and Peter L. Malkin organized Associates in 1961 as original Agents for the Participants. Since that time, Wien & Malkin has acted as Associates' Supervisor. No Agent receives remuneration for serving as Agent.

As Supervisor, Wien & Malkin receives a fixed annual supervisory fee of $100,000, plus an additional payment equal to 6% of (1) one-half of the savings from the elimination of leasehold mortgage charges in 1984 and from the reductions in Master Lease rent in 1992 and 2013 and (2) any Overage Rent paid to Associates by the Operating Sublessee. From these receipts, Wien & Malkin pays certain costs related to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, related mailing costs, and certain other expenses of Associates and supervisory costs. For a description of Wien & Malkin's services to Associates and related fees, see "POTENTIAL CONFLICTS OF INTEREST."

Without changing the original payment payable from operating income, the Agents in 1991 and again in 2001 sought Participants' approval for a voluntary individual program to share with Wien & Malkin a portion of excess distributions from any capital transaction income. The program also provided that approving Participants would receive each year a pro rata portion of Wien & Malkin's additional payment from reductions in Master Lease rent. Approximately 90.5% in interest of the Participants have approved the program.

This "VOLUNTARY PAYMENT PROGRAM FOR CAPITAL TRANSACTIONS" section is included in this Statement only for any Participant whose interest in Associates is not yet subject to any such program, so that such Participant may now consider approving the same 1991 and 2001 voluntary individual program (the "Voluntary Program") which approximately 90.5% of the Participants have approved.

The Agents request that each such Participant now approve the Voluntary Program by signing Item D of the enclosed Consent, to confirm the following agreement with Wien & Malkin:

    The Participant will pay Wien & Malkin (a) 10% of the Participant's share of Net Proceeds from any Capital Transaction after a return to the Participant of such Participant's Remaining Cash Investment; (b) 10% of the Participant's share of any reduction in Master Lease rent (other than the reduction that occurred in 1992, is scheduled to occur in 2013, or arising as a result of the acquisition of the fee title to the Property); (c) 10% of the Participant's share of the excess of (i) during the period from the date that each Participant agrees to the voluntary payment program through 2012, $1,970,000, and (ii) thereafter, $1,723,750, over the financing charges incurred in any such year in connection with the purchase of the fee title to the Property or any refinancing thereof; and (d) if Associates should enter into a joint venture or similar arrangement, 10% of the Participant's share of the excess of (i) during the period from the date that each Participant agrees to the voluntary payment program through 2012, $1,970,000, and (ii) thereafter, $1,723,750, over the financing charges incurred in any such year in connection with the organization of the joint venture or the refinancing thereof.

    Wien & Malkin will assign, effective retroactively to January 1, 1992 and thereafter through January 5, 2076, to each approving Participant hereunder a pro rata portion of Wien & Malkin's additional payment which arises each year from the 1992 and 2013 reductions in Master Lease rent. This assignment will terminate if Associates no longer has any interest in the Property or Wien & Malkin is no longer receiving this additional payment. Payment to the Participant of all amounts arising from 1992 to date will be made by Wien & Malkin within 60 days after receipt of the Participant's approval. Thereafter, payment to the Participant will be made at least annually.

    The Authorization will be a binding and irrevocable agreement between the Participant and Wien & Malkin and their successors and assigns. Associates will be authorized to effect the payment and compensation arrangements on behalf of both parties.

Capitalized terms in the Authorization are defined below.

"Capital Transaction" shall mean any one or more of the following transactions: (i) the original incurrence or refinancing of any indebtedness of Associates or any joint venture in which Associates has an interest, (ii) the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all or any substantial part of the property, the Master Lease or Associates' interest in the fee title to the Property, the Property or the Master Lease held through any joint venture in which Associates has an interest, (iii) the liquidation and dissolution of Associates or (iv) any similar transaction or event, the proceeds of which are deemed attributable to capital in accordance with generally accepted tax or accounting principles.

"Net Proceeds" shall mean the gross proceeds from any Capital Transaction less (i) all expenses incurred in connection with such transaction, (ii) in the case of any original incurrence of indebtedness or any refinancing, the amount of such indebtedness, after making or setting aside cash for making any expenditure to be financed by such indebtedness, (iii) in the case of any casualty or condemnation, any insurance proceeds or condemnation award to the extent applied to the restoration or repair of the Property and (iv) any reasonable reserve.

"Remaining Cash Investment" shall mean the capital contribution in Associates by the approving Participant or the original predecessor in interest, i.e., the Participant's pro rata share of Associates' $33,000,000 in contributions by original investors, less any return of such original capital contribution from any Capital Transaction.

It is not now possible to quantify the actual amount of the payment, if any, an authorizing Participant will pay to Wien & Malkin under the Voluntary Program. Such payment to Wien & Malkin will be payable, if at all, only from excess distributions from a capital transaction such as a sale or financing, and the occurrence of any such transaction and the amount of any such distribution has not been estimated. No sale of Associates' interest in the Property is now planned.

The Agents request that each Participant sign Item D of the enclosed Consent not in expectation of receiving substantial payments from Wien & Malkin, but rather on the basis that such a payment to Wien & Malkin from any capital transaction such as a sale or financing would be appropriate for the following reasons:

    It is customary for sponsors of real estate investments to share substantially in both capital transaction income and operating income. The 10% share proposed here for Wien & Malkin is modest in relation to current investment programs and is payable only after the Participant has received a return of the original investment, in addition to all prior distributions from operating income.

    Wien & Malkin will not share in any distribution from any capital transaction, except with respect to distributions to a Participant who has approved the Voluntary Program.

    The payment to Wien & Malkin from capital transaction income under the Voluntary Program will approximate the capitalized value of its additional payment from operating income.

    Wien & Malkin has been Associates' Supervisor from inception for the life of this investment to date. Distributions on each original $10,000 investment have totaled $133,141.

Because Authorizations will be obtained on an individual basis, no minimum number of Authorizations must be obtained hereunder. Only a Participant who has signed an Authorization will make this capital transaction payment to Wien & Malkin and will receive the share of Wien & Malkin payment. Other Participants will not make such payment or receive such share.

EACH FINANCING PROGRAM FOR IMPROVEMENTS AND INVESTMENTS AND THE VOLUNTARY PROGRAM FOR CAPITAL TRANSACTION PAYMENTS IS AN INDEPENDENT PROGRAM. A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT TO ALL SUCH PROGRAMS OR CONSENT TO ANY ONE OR MORE PROGRAMS BUT NOT TO ANY OTHER. Any Participant who does not consent to the Voluntary Program will not be assigned the indicated portion of Wien & Malkin's additional payment, including the retroactive payment for amounts arising since 1992.]

Each Participant may wish to consult with such Participant's legal or other adviser. Separately, any Participant who desires any additional information available to Wien & Malkin should communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin at 60 East 42nd Street, New York, New York 10165; telephone 212-687-8700 or telecopier 212-986-7679.

THE AGENTS RECOMMEND YOUR CONSENT.
PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED
COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE.
ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

[Letterhead of Margolin, Winer & Evens LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants in Empire State Building Associates L.L.C. (a Limited Liability Company):

We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. ("Associates") as of December 31, 2007, and the related consolidated statements of income, members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MARGOLIN, WINER & EVENS LLP

Garden City, New York

May 6, 2008

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(A Limited Liability Company)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007

Assets
Real estate:
Empire State Building, located at
350 Fifth Avenue, New York, N.Y.	$38,933,801
Less: Accumulated depreciation	5,699,520	$33,234,281

Land		21,550,588
Total real estate, net		54,784,869

Cash and cash equivalents		23,161,493

Restricted cash re: mortgage interest		889,535
Receivable from participants - NYS estimated tax		279,438

Mortgage financing costs	$1,796,287
Less: Accumulated amortization	1,025,381	770,906

	Total assets	$79,886,241

Liabilities and members' equity
Liabilities:
	First mortgage payable	$60,500,000
	Accrued interest payable	338,632
	Due to Empire State Building Company L.L.C., a related party	974,251
	Accrued supervisory services, to a related party	853,439
	Total liabilities	62,666,322

Commitments and contingencies		-

Members' equity		17,219,919

	Total liabilities and members' equity	$79,886,241

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(A Limited Liability Company)

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2007
Income:
Basic rental income		$6,018,750
Additional rental income		17,025,749
Dividend and interest income		418,234
Total income		23,462,733

Expenses:
Interest on mortgage	$ 3,987,118
Supervisory services	1,012,856
Depreciation of building	998,262
Amortization of financing costs	179,629
Professional fees and miscellaneous	216,289

	Total expenses	6,394,154

Net income		$17,068,579

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(A Limited Liability Company)

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

YEAR ENDED DECEMBER 31, 2007
Members' equity, January 1, 2007	$19,184,695

Add, Net income for the year ended December 31, 2007	17,068,579

Less, Distributions
Monthly distributions,
January 1, 2007 through December 31, 2007	$ 3,889,333

Additional distribution on March 5, 2007	15,144,022	19,033,355

Members' equity, December 31, 2007	$17,219,919

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(A Limited Liability Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007
Cash flows from operating activities

Net income	$ 17,068,579
Adjustments to reconcile net income to net
cash provided by operating activities:

Amortization of financing costs	179,629
Depreciation of building	998,262
Changes in operating assets and liabilities:
Due from/to Empire State Building Company L.L.C.	2,265,580
Accounts receivable	2,700
Prepaid rent	(501,564)
Accrued supervisory services	(113,200)

Net cash provided by operating activities	19,899,986

Cash flows from financing activities

Change in receivable from participants	(47,523)
Change in restricted cash	(4,077)
Distributions to participants	(19,033,355)

Net cash used in financing activities	(19,084,955)

Net increase in cash and cash equivalents	815,031

Cash and cash equivalents, beginning of year	22,346,462

Cash and cash equivalents, end of year	$23,161,493

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$ 3,987,118

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(A Limited Liability Company)

1. Business Activity

Through April 16, 2002, Empire State Building Associates L.L.C. ("Associates") owned the tenant's interest in a master operating leasehold (the "Master Lease") on the Empire State Building (the "Building"), located at 350 Fifth Avenue, New York, New York. On April 17, 2002, Associates acquired, through a wholly-owned limited liability company, the fee title to the Building, and to the land thereunder (the "Land"), (together, the "Real Estate"). Associates subleases the property to Empire State Building Company L.L.C. ("Sublessee"). The consolidated financial statements include the accounts of Associates and, effective April 17, 2002, its wholly-owned limited liability company, Empire State Land Associates L.L.C. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments with an original maturity of three months or less when acquired.

Restricted cash

Restricted cash at December 31, 2007 includes a money market account held at North Fork Bank pursuant to the terms of the mortgage, to be used monthly to satisfy a portion of the mortgage interest obligation.

Real estate and depreciation

The Real Estate is carried in the financial statements at its historical cost of $60,484,389. The Building is being depreciated on the straight-line basis over its estimated useful life of 39 years. Under the terms of the April 17, 2002 contract of sale, the deed contains language to avoid the merger of the fee estate and the leasehold, although on a consolidated financial statement basis Associates incurs no leasehold rent expense after acquiring the Real Estate.

Mortgage financing costs and amortization

Mortgage financing costs, totaling $1,796,287, are being amortized ratably over the life of the mortgage.

Valuation of long-lived assets

Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method.

Revenue recognition

Basic rental income, as defined in a long-term lease, is a fixed minimum annual amount that Associates records ratably over the year. Additional rent is based on 50% of the net operating profit of the Sublessee, as defined, in excess of $1,000,000 for each lease year ending December 31 and is recorded by Associates when such amounts become determinable, at the end of each calendar year.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. Rental Income

Associates does not operate the Building (Note 1). It subleases the Building to the Sublessee pursuant to a net operating lease. The annual minimum basic rent during the remainder of the Sublessee's first renewal term, through January 4, 2013, is $6,018,750 (approximately $30,100,000 in the aggregate). The sublease provides for three successive renewal options of twenty-one years each, at an annual basic rent of $5,895,625 throughout all subsequent renewal terms.

Additional rent through all renewal terms under the sublease is payable in an amount equal to 50% of the Sublessee's annual net operating profit, as defined, in excess of $1,000,000. For 2007, Sublessee reported net operating profit of $35,051,498; therefore, there was additional rent earned for the year of $17,025,749.

Real estate taxes paid directly by the Sublessee totaled approximately $22,151,850 for the year ended December 31, 2007.

4. Related Party Transactions

a) Rental income

All rental income is received by Associates from Sublessee, a related party, some of whose members are also members in Associates.

b) Supervisory and other services

Supervisory and other services are provided to Associates by its supervisor, Wien & Malkin LLC ("Wien & Malkin"or the "Supervisor"), a related party. Beneficial interests in Associates are held directly or indirectly by one or more persons at Wien & Malkin and/or their family members.

Wien & Malkin LLC, a limited liability company, succeeded Wien & Malkin LLP, a limited liability partnership, on November 30, 2006 without any change in duties, responsibilities, staffing, operation, rights or compensation to it as Supervisor.

Basic fees for supervisory services are $159,417 per annum. Wien & Malkin also received $104,094 for services rendered in connection with tender offers from unrelated third parties. Wien & Malkin receives an additional payment equal to 6% of distributions to the participants in Associates. For tax purposes, such payment is recognized as a profits interest and the Supervisor is treated as a partner, all without modifying each Participant's distributive share of reportable income and cash distributions. Distributions in respect of Wien & Malkin's profits interest totaled $853,439 for 2007.

Wien & Malkin also serves as supervisor for Sublessee, for which it receives a basic annual fee of $270,000. For 2007, Wien & Malkin received $301,271 in other service fees from Sublessee. Under separate agreements to which Sublessee is not a party, certain of Sublessee's participants pay Wien & Malkin and members of Peter L. Malkin's immediate family a percentage of distributions above an annual threshold. These third party payments (which totaled $460,732 to Wien & Malkin and such Malkin family members in 2007) do not impose any obligation upon Sublessee or affect its assets and liabilities.

5. First Mortgage Note Payable

To finance the acquisition of the fee title to the Real Estate (Note 1) and certain related costs, Associates obtained a $60,500,000 first mortgage with North Fork Bank. The mortgage is scheduled to mature on May 1, 2012 and requires monthly payments of interest only at 6.5% per annum. The mortgage may be prepaid at any time after 24 months with the payment of a premium equal to the greater of (a) 1% of the amount prepaid and (b) an amount calculated pursuant to a prepayment formula designed to preserve the bank's yield to maturity. The mortgage is secured by a lien on the Real Estate and Associates' leasehold estate under the Master Lease of the Real Estate.

The estimated fair value of Associates' mortgage debt, based on available market information, was $63,178,583 at December 31, 2007.

6. Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7. Contingencies

Wien & Malkin LLC and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Sublessee's former managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of the property that is subject to the Sublease to Sublessee. In this connection, certain costs for legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin, and certain costs for filings to terminate such proceeding may be incurred in the future. Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in its consolidated financial statements. As a result of the August 29, 2006 settlement agreement which included termination of this proceeding, Associates will not recognize any gains or losses from this proceeding other than the possible charges for the aforementioned fees and expenses.

The August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the property as of August 30, 2006. CB Richard Ellis was engaged by the Sublessee as the new leasing agent, and Sublessee self-manages the property.

8. Concentration of Credit Risk

Associates maintains cash and cash equivalents in two banks and in two money market funds (Fidelity U.S. Treasury Income Portfolio and North Fork Bank) and a distribution account held by Wien & Malkin. The balance in each bank is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 2007 there was an uninsured balance of approximately $789,535. The money market funds are not insured. The funds (approximately $324,000 at December 31, 2007) held by Wien & Malkin in the distribution account were paid to the participants on January 1, 2008. Associates made an extra distribution to the participants of $13,370,544 on March 6, 2008.

Three years of delivering on promises.

  Pre-war Trophy Office properties adaptable to all uses
  Top-to-bottom improvement programs
  Market-ready pre-builts and white-boxed spaces
  Best locations, amenities and transportation options
  Involved, forward-looking, broker/tenant friendly ownership

And now, we have made good on our last promise: bringing the balance of the Wien and Helmsley properties into the proven W&H Properties portfolio.

W&H buildings have demonstrated their adaptability, convenience and desirability over more than 50 years of the same ownership.

Ownership's financial strength stands behind everything we do. In every building you'll find - either underway or completed -renovated or new lobbies, elevators, windows, restrooms, common corridors and upgraded building systems. And now you will find all this in more buildings.

Our flexible and efficient floorplates can satisfy requirements from suites to multi-floor tenants. We are constantly delivering new pre-built suites, and we maintain a supply of white-boxed space prepared for custom installation. As part of our upgrading of tenant quality, we are consolidating smaller suites portfolio-wide and, to date, have lowered total tenant count by more than 50%, reducing corridors and joining courtyard space with exterior spaces to enhance light and air. Look for these benefits in all our additions.

The neighborhoods of the W&H Properties portfolio have always offered every amenity tenants and their employees could desire. We are surrounded by transportation, with some properties even having in-building subway entrances. Our portfolio also benefits from the security and service improvements provided by four Business Improvement Districts. The new properties offer the same, as well as fantastic retail availabilities, many of which offer multi-level branding opportunities at key intersections. Our mandate is to be the most forward-looking, broker/tenant friendly ownership in Manhattan. Our top priorities are to help brokers get deals done and keep their clients happy. We know that if we service a tenant well, the broker who brought that tenant will work with us again, and the tenant will refer other tenants. You will find the same quality experience at each of the five unique assets added to the portfolio.

CBRE, Cushman & Wakefield, and Newmark Knight Frank represent all the W&H buildings. Appropriately, they are industry leaders for a leading portfolio - three top agents with a record of executing the vision of W&H Properties. Appointments are never required. The process is friendly and efficient; agents bring in ownership as needed, the same lease form is used throughout the portfolio, and consistent practices are geared toward sourcing and concluding leases. And, of course 100% commissions are paid on lease signing.

Since we created W&H Properties, we have leased more than 1.5 million square feet and paid over $16.2 million in commissions. And now, with our new buildings in the portfolio, we have nearly 1.1 million square feet to lease and more than $15 million in commissions to pay, with more to come.

While work is underway at our new additions, take a look at the seasoned portfolio holdings to see the quality in improvements and management that we deliver. Even if you think you're already familiar with the new buildings joining our portfolio, you'll be impressed to rediscover the great opportunities we offer you and your clients. See what hundreds of millions of dollars in capital improvements can achieve at our terrific properties.

So visit our buildings. Ask a tenant or someone from your firm who has done a deal in one of our properties about the experience. Participate in the W&H Portfolio-Wide Passport Challenge and enter our raffle to win outstanding prizes. And remember, every time you show a W&H property you are automatically entered in Show, Lease & Win, with a chance to win the latest iPod.

Help us celebrate our Third Anniversary and portfolio expansion by bringing a deal to W&H Properties. Give us the chance to compete for your business, and you'll discover how much you and your clients have to gain.

ONWARD AND UPWARD.

100% Commission On Lease Signing

Our mandate is

to be the most forward-looking, broker/tenantfriendly ownership in Manhattan.

...we have leased more than 1.5 million square feet and paid over $16.2 million in commissions

Contacts:

1333 Broadway, 1350 Broadway, 1359 Broadway & The Lincoln Building

Newmark Knight Frank

Brian S. Waterman - 212.372.2299

250 West 57th Street, 112 West 34th Street & 1400 Broadway,

Cushman & Wakefield

Barry Zeller - 212.841.5913

501 Seventh Avenue, CB Richard Ellis

Scott Pudalov - 212.984.8066

Empire State Building, CB Richard Ellis

Stephen Eynon - 212.400.3351

                                                                                                                              PRELIMINARY COPY

Empire State Building Associates L.L.C.

c/o Wien & Malkin llc

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

May ___, 2008

To Participants in Empire State Building Associates L.L.C. ("Associates"):

On behalf of Wien & Malkin LLC, as Supervisor of Associates, and Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr., as agents for Participants, we request your consent to a financing program which will permit Associates to fund improvements at the Empire State Building ("ESB") and to utilize a portion of its equity to acquire additional, complementary property on favorable terms.

The improvement program will be undertaken jointly with Associates' tenant, Empire State Building Company L.L.C. ("Lessee"), and will follow the model we have successfully utilized at other supervised properties in conjunction with (a) engagement of a new top-tier leasing agent and installation of best-in-class management, (b) comprehensive, cost-efficient property upgrade, (c) re-branding and repositioning as part of the W&H Portfolio, and (d) strategic marketing for higher occupancy with better credit tenants at increased rents. From the experience we have to date of implementing this program at ESB, we believe this program will greatly enhance our investment.

We are presenting this program based on budgeting and borrowing parameters specific to ESB. Your approval at this time will permit the financing and improvements to be completed at favorable borrowing rates. The work will consist of improvements which we, in consultation with Lessee, ESB's on-site management team and the leasing agent, have determined to be necessary to improve ESB's competitive market position in its retail, office, Observatory, and broadcast operations, and long-term investment return and to maintain and enhance ESB's physical plant,.

As you know, in 2006 CB Richard Ellis, Inc. was engaged as Lessee's leasing agent. It is working under the direction of Wien & Malkin with the Lessee's new on-site management team to effect improvements and marketing for ESB. Early last year, ESB joined the W&H Portfolio, now comprised of four almost fully occupied and upgraded New York City office buildings aggregating about 2.7 million square feet (the Lincoln Building at 60 East 42nd Street, 250 West 57th Street, 1359 Broadway, and 501 Seventh Avenue) where similar improvement programs delivered enhanced property performance, tenancy, and value and four other buildings presently being similarly upgraded and leased (1333, 1350 and 1400 Broadway and 112 West 34th Street). Please see the enclosed announcement.

The program will require significant expenditures for enhancements to the base building, Observatory visitor facilities, broadcast facilities, compliance with Local Law 26 (mandatory sprinklering of the entire building), and marketing and certain commissions and tenant installation costs. Without a financing, Lessee has been and will continue paying these costs from operating cash flow. At the rate of expenditures now underway, if Lessee were to continue to pay such costs out of cash flow without this financing program, overage rent distributions to Participants are projected to be severely reduced, and in certain periods eliminated, for years.

The proposed financing for these improvements will (a) permit efficient execution of work already underway and projected and leasing, (b) spread the cost of long-term improvements, and (c) increase and stabilize distributions to Participants.

The proposed financing for acquisitions will enable Associates to utilize a conservative portion of its equity build-up in ESB to exploit favorable buying opportunities in additional, complementary property. We believe such opportunities are, and will continue to be, available in the current market. Following recent credit market dislocations, highly leveraged investors can no longer buy property and may be forced to sell. Associates, with moderate existing and projected debt, retains large equity resources to take advantage of these investment market conditions.

Associates will make an investment in additional property only if Peter and Anthony Malkin believe (a) the terms are favorable and (b) the projected investment results over a reasonable period of time would preserve Associates' monthly distributions and increase total distributions over a longer term. Associates may permit Lessee to join Associates in an investment using ESB debt only if Lessee increases its basic rent to pay the resulting debt service on the same format as for improvement debt.

Peter and Anthony Malkin have employed this strategy successfully in other Wien & Malkin supervised investments in which they received prior authorization as is sought herein. Approval now will permit Associates to act in its best interest in the future within market-imposed timing. Associates will avoid the delay and expense of a separate investment offering for each new prospect, and all Participants will be included in any actual transaction without being subject to individual disqualification under securities laws and without any new cash contribution.

Under this financing program, debt will not be incurred at any time for improvements or investments when it would cause aggregate mortgage debt to exceed 50% of the appraised value of all property subordinate to the mortgage lien(s).

The loan will be structured so that (a) loan proceeds will be applied to ESB improvements and investments, (b) the lender will have a mortgage lien on all the interests of Associates and/or the fee owner, which is a subsidiary of Associates, and (c) for all ESB improvements and any joint Associates-Lessee investment, the increase in debt will be serviced by an increase in Lessee's basic rent (subject to an automatic adjustment in basic rent as needed to match any change from time to time in such debt service for the authorized debt), and payments will generally be borne equally by Associates and Lessee through overage rent. Lessee's leasehold will not be subordinated to such mortgage lien, unless otherwise agreed in a joint program. The legal borrower of the loan and owner of the improvements will be Associates and/or the fee owner, as determined by the Supervisor based on its evaluation of loan pricing, tax and operating efficiency, and lender requirements.

This consent will allow for the full program of borrowing as projected. As agreed with Lessee to date, there will be an initial borrowing of up to $29.4 million for 2008 improvements, plus closing costs and fees. Actual borrowing for improvements will be reviewed and determined from time to time with Lessee. The improvement program contemplates a total per square foot borrowing over a 10 year period that is consistent with our experience to date in the balance of our portfolio, with adjustment for ESB's additional, unique Observatory and broadcasting elements. Projected debt for that purpose by the end of year 10 will be approximately $300 per square foot, subject to adjustment for future inflation and any new investment.

We believe this program is necessary and appropriate to continue to enhance and protect your investment. We request and recommend your consent.

[TO PAST NON-CONSENTERS TO VOL COMP: We are also seeking your agreement on a voluntary basis to share with Wien & Malkin a portion of excess of distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master rent. More than 90% in interest of Participants have previously approved this voluntary payment program.]

The enclosed Statement by the Agents contains additional information on the program.

Background

In 1961 Associates, led by Lawrence A. Wien and Peter L. Malkin, applied Participants' $33,000,000 investment to acquire the master lease (the "Master Lease") of the land and improvements (collectively, the "Property") known as the Empire State Building at 350 Fifth Avenue in New York. Associates simultaneously net subleased the Property to Lessee, then a joint venture and thereafter a partnership, including Mr. Wien, Harry B. Helmsley, and others, under a net operating sublease (the "Operating Sublease") with extension options through the Master Lease expiration in 2076.

As sublessor, Associates receives from Lessee basic annual rent of $6,018,750 (currently applied by Associates to pay rent under the Master Lease, basic fees to its supervisor, debt service on the Senior Mortgage described below, and regular distributions to its investors), plus overage rent equal to 50% of Lessee's annual net operating profit above $1,000,000. For the year ended December 31, 2007, Associates received overage rent of $17,025,749.

ESB is 102 stories tall, was completed in 1931, and contains approximately 2,528,163 rentable square feet of office space and 219,870 rentable square feet of retail space. Observatory facilities are located on the second, 80th, 86th, and 102nd floors, and broadcast antenna facilities are located below, on, and in ESB's mast and on its transmission tower and supported by equipment located in the higher floors.

In 2001, Associates was converted from a partnership to a limited liability company. In 2002, Associates acquired fee title to the Property through its wholly-owned subsidiary Empire State Land Associates L.L.C. (the "Fee Owner"), leaving the Master Lease in place on its original terms.

On August 30, 2006, when Lessee's prior management and leasing agent Helmsley-Spear, Inc. was terminated after a lengthy and costly litigation, CB Richard Ellis, Inc. was engaged as leasing agent, and Lessee commenced the hiring of all new executive staff and became self-managed. Wien & Malkin has directed ESB's management team and CB Richard Ellis in planning the program.

Update

As of May 22, 2008, ESB was approximately 77.78% occupied. The rental rate (exclusive of electricity charges) on new office leases at ESB currently ranges from approximately $53 to $63 per square foot, as compared with $32 to $42 a year ago.

The office market along 34th Street and in the Penn Plaza area continues to be active. With the benefits of the W&H Portfolio brand and CB Richard Ellis' marketing, ESB has an opportunity greatly to improve performance through the upgrade and leasing strategies being implemented at ESB in connection with this financing, including space consolidation and pre-built programs.

Smaller spaces are being aggregated, demolished, and re-demised to assemble larger, more efficient spaces with improved lay-outs for modern tenant uses. Such consolidation should also result in greater efficiencies for ESB. Certain floors will be set aside for full floor users to which ESB is leasing successfully presently. Suites between 2,500 and 5,000 square feet are being pre-built.

Pre-built spaces include new ceilings, lighting, and base building systems (including electric distribution, mechanicals, air handling units, and pantries) for immediate occupancy. Experience elsewhere in the portfolio indicates pre-built suites require only minor tenant installations, such as painting and carpeting, for re-leasing and have proven successful in attracting new, better credit tenants at higher rents for longer lease terms.

To enhance ESB's stature as an office building while operating its Observatory, a lobby renovation and restoration is underway which will result in a clearly defined and identifiable office tenant and tenant visitor area with modern reception and security and a designated entrance and exit for tourists. Led by the renowned firm of Beyer Blinder Belle, the Landmarks-approved lobby renovation is sensitive to historic features, such as the recreation of the original ceiling, and to modern needs for service and security.

ESB's market share of New York metro area broadcasters has increased substantially in recent years. Ongoing investment in the antenna, masthead and electric power infrastructure is being made to ensure ESB's dominant position for this important income source.

Use of the Proposed New Financing for Improvements

The overall improvement plan anticipates costs to complete deferred maintenance and base building enhancements and to upgrade Observatory and broadcast facilities, as well as major expenditures for tenant installation and leasing commissions and compliance with law to reposition ESB to increased occupancy with quality tenants. As leasing activity increases, funds will be applied to certain commissions, base building work in tenant spaces, and tenant installation allowances.

Projects are planned for elevator equipment modernization, replacement of 50 year old air handlers, common area hallway upgrades (with air conditioning), lobby restoration and improvement, designated separate entrances for office tenants and Observatory tourists, upgrade and standardization of retail storefronts and signage, plumbing repairs, Local Law 26 (sprinklering) compliance, emergency generator for emergency elevator service as well as costs for space consolidations, and the pre-built program. An estimate of the cost of these major items is attached as Exhibit A.

Also anticipated are borrowings to defray the cost of estimated mortgage taxes, loan fees, expenses of the transaction including compensation to Wien & Malkin at its standard hourly rates for services rendered, and contingencies for uncertainties and inflation.

Use of the Proposed New Financing for Investments

New investment opportunities are continually reviewed by Peter and Anthony Malkin and their affiliates. Select opportunities would benefit Associates, and we believe pricing is more attractive currently, since credit market problems have effectively eliminated the recently dominant investors who rely on cheap, abundant debt for high-leverage purchases.

Associates owns its interest in ESB with minimal debt in relation to total value. Its equity can be borrowed against, very conservatively, to allow pursuit of sound investment opportunities. Taking advantage of an investment opportunity requires prompt action. Commitments must be made and exposures taken in a time period shorter than allowed by Associates' requirements for consent on each property. Your approval now will permit Associates to act in its best interest on a timely basis.

Any borrowing for new investments will be made only if Peter and Anthony Malkin believe (a) the terms are favorable and (b) the projected investment results over a reasonable period of time would preserve Associates' monthly distributions and increase total distributions over a longer term.

Recommended New Mortgage

We recommend your consent to incur new mortgage debt (the "New Mortgage"), as needed from time to time for ESB work and leasing costs and for new investments, all as described herein, so long as mortgage debt is not incurred at any time which would cause aggregate mortgage debt on ESB to exceed 50% of the then appraised value of all property subordinate to the mortgage lien(s). At present, Lessee has approved borrowings of up to $29.4 million for 2008 improvements, plus closing costs and fees.

To preserve flexibility and minimize interest and other costs, advances will be drawn only as required. It is expected that there will be separate debt tranches: the only debt planned at this time is for immediate and mid-term work and leasing needs, and at a floating rate of interest which can be prepaid.

Based on relationships established and track records earned through the successful financing and improvement programs for the other W&H Portfolio buildings, discussions are already underway with several institutional lenders who have indicated an ability and desire to proceed now with the improvement financing on the above terms.

The Fee Owner's existing $60,500,000 mortgage (the "Senior Mortgage") was incurred in 2002 to finance acquisition of the land by the Fee Owner. Associates pays the debt service on the Senior Mortgage from Master Lease and Operating Lease rent revenues received by the Fee Owner and Associates. The Senior Mortgage allows for subordinate mortgage financing so long as total mortgage debt on ESB does not exceed 50% of the then fair market value of all mortgaged property.

This program includes authorization for any future refinancings of the New Mortgage debt by Associates, to be serviced on its then existing format, so long as the refinancing in each case is with an institutional lender, non-recourse, and the aggregate principal amount does not exceed the then existing debt plus refinancing costs.

Loan Structure

For the New Mortgage, we currently contemplate the Fee Owner and/or Associates will be the borrower and grant a mortgage lien on the fee title and Master Lease of the Property. The Senior Mortgage will continue with the Fee Owner as sole borrower. Principal amortization will be determined from time to time as borrowings are made.

Under this structure, Associates will own the improvements paid from the New Mortgage, and Associates' investors will receive the applicable income tax shelter from depreciation deductions except at any time when non-deductible amortization payments exceed depreciation to create phantom income. Under the recently enacted stimulus package, there is a 50% "bonus" depreciation for tenant improvements incurred in 2008. Phantom income is not expected to occur for at least 15 years.

Associates will own any new investment acquired with proceeds from the New Mortgage, except to the extent Associates may permit Lessee to join in such investment based on increasing Lessee's basic rent to service the resulting debt.

The final loan structure, which will seek to minimize interest and other loan costs and to maximize tax and operating efficiency, will be determined by the Supervisor based on then existing authorizations, market conditions and lender requirements.

Payment of Debt Service

For all debt-financed improvements and any investment made jointly by Associates and Lessee, the annual basic rent payable by Lessee to Associates under the Operating Sublease will be increased to cover the debt service on the New Mortgage as required from time to time. The increased basic rent, and any expenditure not covered by the New Mortgage proceeds, will be paid from ESB revenue and deducted in computing overage rent, so to the extent there is annual operating profit above $1,000,000, all costs will under this structure also be borne equally by Associates and Lessee.

For any debt-financed investment made solely for the account of Associates, the debt service will be paid by Associates and its subsidiary the Fee Owner from their earnings from ESB and their new investments.

Maintenance of Distributions

It is expected that if this financing program for improvements and new investments is approved by Associates, Associates will be able to maintain (and possibly increase) monthly and annual distributions. If the program is not approved by Associates as to improvement financing, overage rent distributions to Participants may cease altogether.

Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations of Associates and Lessee, the refinancing, ESB work, any investment acquisition, any Operating Sublease or other lease amendment, leasing costs, unrelated third party financing brokerage fees, and associated costs will be paid from the New Mortgage proceeds or from Lessee's operating income, if applicable. In either case, to the extent of ESB work or joint investments, all such payments will generally be shared equally between Associates and Lessee by operation of the overage rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and the improvement and investment financing program and will be paid at its standard hourly rates. For acquisition brokerage services, Associates may engage affiliates of Messrs. Malkin on market terms. Associates will indemnify Associates' Agents, Wien & Malkin, Lessee's members and agents, and their affiliates and advisers against any claim or expense in connection with this program.

Potential Conflicts of Interest

Peter L. Malkin, his son Anthony E. Malkin, and Thomas N. Keltner, Jr. of Wien & Malkin are the Agents for Participants in Associates. From inception, all Agents in Associates have been persons holding senior positions at Wien & Malkin and have received no compensation for serving as Agent.

Peter L. Malkin, Anthony E. Malkin, and their families own beneficially participations equal to 7.5406% of Associates. Other persons at Wien & Malkin own beneficially participations equal to 0.6072% of Associates.

Peter L. Malkin is the agent member for participants in two member interests in Lessee and is also the managing partner in a partnership member in Lessee. Peter L. Malkin, Anthony E. Malkin, and their families own beneficially 4.9088% of Lessee. Other persons at Wien & Malkin own beneficially participations equal to 0.05556% of Lessee.

Peter L. Malkin is the Chairman, and Anthony E. Malkin is the President, of Wien & Malkin, which has acted as Associates' Supervisor from inception, for which it receives a basic supervisory fee of $159,417 (increasing to $166,805 in 2013), including an additional payment equal to 6% of any distribution of Operating Sublease overage rent, 6% of one-half of the savings from the satisfaction of the original 1961 leasehold acquisition mortgage in 1984, and 6% of the savings from the 1992 and 2013 Master Lease rent reductions. Wien & Malkin pays the costs relating to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, and related mailing costs. For 2007, Wien & Malkin received an additional payment of $853,439.

Wien & Malkin has also acted as Lessee's Supervisor from inception, for which it receives a basic supervisory fee of $270,000 annually. For 2007, Wien & Malkin received $301,271 in other service fees.

Under separate agreements to which Lessee is not a party, (a) participants in a 10% interest in Lessee held of record by Peter L. Malkin pay members of Mr. Malkin's immediate family 12.5%, and other persons having no management role or ownership interest in Wien & Malkin 12.5%, of their share of the group's operating distributions in excess of $252,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (b) participants in a 5% interest in Lessee held of record by Peter L. Malkin pay such Malkin family members 12.5%, and such other persons 12.5%, of their share of the group's operating distributions in excess of $126,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (c) participants in an 8.3125% interest in Lessee pay Wien & Malkin 10%, such Malkin family members 22.5%, and such other persons 22.5%, of their share of the group's operating distributions in excess of $149,625 for any year and capital transaction distributions in excess of such annual priority plus return of capital, and (d) certain other holders aggregating less than 5% of the interests in Lessee pay a portion of their distributions to Wien & Malkin and such other persons. These third party payments (which totaled $460,732 to Wien & Malkin and such Malkin family members in 2007) do not impose any obligation upon Lessee or affect its assets and liabilities.

Electing investors in Associates and their successors representing approximately 90.5% of Associates have agreed to an individual voluntary additional payment program pursuant to consent solicitations in 1991 and 2001, whereby Wien & Malkin is to receive:

(i) 10% of funds distributable to each electing investor from net sale or financing proceeds after return of the original cash investment;

(ii) 10% of funds distributable to each electing investor from any reduction in Master Lease rent (other than the reductions scheduled to occur in 1992 and 2013 and any reduction arising as a result of the acquisition and financing of the fee title to the Property); and

(iii) 10% of funds distributable to each electing investor from the amount by which annual financing charges in connection with the Senior Mortgage or any refinancing thereof is less than $1,970,000 through 2012 and $1,723,750 thereafter.

As part of the voluntary payment program, Wien & Malkin agreed to pay each electing investor in Associates a pro rata share of Wien & Malkin's compensation from the scheduled reductions in Master Lease rent effective in 1992 and 2013. For each $10,000 original investment, such annual payments were $13.64 for 2007 (increasing to $15.88 in 2013).

Terms of Solicitation of Consents

The consent of all Participants is required to authorize each Item of the program. Upon receipt of consent from 80% in interest of an Agent's group to any Item, the Participating Agreement permits that Agent to purchase for the lesser of (i) book value and (ii) current value, the interest of any Participant who withholds consent for 10 days after notice of 80% consent. As of May 1, 2008, the book value of an original $10,000 participating interest was approximately $950. Each Agent presently intends to effect such purchase for the benefit of consenting Participants or a non-profit organization the interest of any non-consenting Participant through such procedure once the 80% threshold is achieved.

Recommendation

We strongly recommend your approval of this program.

The planned improvement financing will permit the execution of needed work, including deferred maintenance and base building work, market competitive tenant inducements, and improvements that are necessary to maintain ESB's physical plant and competitive position in its retail, office, Observatory and broadcast operations, as well as to exploit opportunities in today's market with Lessee's new leasing agent and W&H Portfolio brand, and to comply with law.

Only funds required and approved by Lessee will be borrowed for improvements, and if costs are less than projected, the debt will be less. To date, Lessee has approved borrowings of up to $29.4 million for 2008 improvements, plus closing costs and fees.

Without improvement financing, Lessee has been and will continue paying these costs from operating cash flow. If Lessee were to proceed and pay the planned costs out of cash flow without this financing program, overage rent distributions would be reduced or eliminated for years.

We believe this improvement program is essential to continue to preserve Associates' investment and enhance its future income, and Lessee will proceed to implement the upgrades and investments out of cash flow if financing is not approved.

Granting authority now for Associates to acquire and finance additional property will permit timely action on market opportunities. Associates should be able to exploit its equity resources, expand its assets without any new cash contribution by Participants, and increase returns to Participants.

We are asking for authority now on all these items to avoid the need for costly and time-consuming future consents. Today's interest rates remain low compared to historic levels, and with total debt less than 50% of the value of the subordinated property, the New Mortgage should still be very conservative. Distributions will be maintained (or possibly increased) by spreading improvement and investment costs over many years with non-recourse financing.

[INSERT FOLLOWING FOR PREVIOUS NON-CONSENTERS ONLY]

[Voluntary Payment Program

In 1991 and 2001, approximately 90.5% in interest of the Participants approved a voluntary individual program to share with Wien & Malkin, which has served as Associates' Supervisor from inception, a portion of excess distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master lease rent.

Any Participant whose interest in Associates is not already subject to this voluntary program may now approve the same voluntary program which is in effect for approximately 90.5% of the Participants. An approving Participant will receive now the pro rata payment from Wien & Malkin retroactive to the January 1, 1992 start of this program of approximately $81.24 for each original $10,000 participating interest.

This voluntary program is to be voted upon separately. Only Participants who give this additional approval will be bound to the voluntary program and receive such pro rata share of Wien & Malkin's additional payment.]

By signing and returning the enclosed Consent, you authorize Peter L. Malkin, Anthony E. Malkin, and any member or senior executive in Wien & Malkin designated by either of us to conclude on behalf of Associates the necessary arrangements to effect each indicated item of this program.

Please carefully review the enclosed Statement and sign and return the enclosed Consent as soon as possible. If you have any question, you may consult with your own adviser. If you wish additional information that may be available to Wien & Malkin, please contact Alvin Silverman or Thomas N. Keltner, Jr.

Sincerely,

Peter L. Malkin	Anthony E. Malkin
Chairman, Wien & Malkin LLC	President, Wien & Malkin LLC

Enclosures

[FOR PREVIOUS CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT

In response to the letter dated May --, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                         DOES NOT CONSENT:

Consents to                                                                                               Disapproves of

                                                                                                                 Abstains from

the program for ESB improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. INVESTMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                         DOES NOT CONSENT:

Consents to                                                                                               Disapproves of

                                                                                                                 Abstains from

the program for Associates' investments, New Mortgage borrowing, and any related Operating Sublease modification, all as described in the Statement.

C. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                         DOES NOT CONSENT:

Consents to                                                                                              Disapproves of

                                                                                                                Abstains from

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

*The Agents intend to proceed with each of Item A (Improvement and Financing Program) and Item B (Investment and Financing Program) if consent is granted thereto, even if consent is not granted to Item C (Future Refinancing Authority).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

[FOR PREVIOUS NON-CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT AND AGREEMENT

In response to the letter dated May --, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                        DOES NOT CONSENT:

Consents to                                                                                              Disapproves of

                                                                                                                Abstains from

the program for ESB improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. INVESTMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                        DOES NOT CONSENT:

Consents to                                                                                             Disapproves of

                                                                                                               Abstains from

the program for Associates' investments, New Mortgage borrowing, and any related Operating Sublease modification, all as described in the Statement.

C. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                        DOES NOT CONSENT:

Consents to                                                                                               Disapproves of

                                                                                                                Abstains from

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

D. AGREEMENT WITH WIEN & MALKIN FOR VOLUNTARY PAYMENT PROGRAM

*AGREES:                                                                                             DOES NOT AGREE:

Agrees                                                                                                    Does not agree

                                                                                                               Abstains from                                                                                                                                   agreement

with Wien & Malkin that the undersigned will pay Wien & Malkin voluntary payment from certain capital transaction distributions arising after the date of this Agreement and that Wien & Malkin will pay the undersigned a portion of certain additional payments arising at any time after January 1, 1992, all as described in the Statement.

*The Agents intend to proceed with each of Item A (Improvement and Financing Program) and Item B (Investment and Financing Program) if consent is granted thereto, even if consent or agreement is not granted to Item C (Future Refinancing Authority) or Item D (Voluntary Payment).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT AND AGREEMENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

EMPIRE STATE BUILDING

350 FIFTH AVENUE

EXHIBIT A

BUDGET

(all amounts approximate)

Project / Item Description
Elevator / Escalator System Modernizations	$ 8,903,000
Main Lobby Renovation	13,479,000
Bathroom Renovations	6,688,000
Public Corridor Renovations with Air Conditioning	98,995,000
Fire Alarm System Upgrade	7,217,000
Security System Upgrades	7,006,000
HVAC System Upgrades	48,951,000
Observatory Upgrades	53,557,865
Tower Lighting Upgrades	8,675,000
Plumbing System Upgrades	1,347,000
Additional Electric Power & Energy Initiatives	76,213,000
Local Law 26 Compliance (incl. Bldg Wide Sprinklers Syst)	29,092,000
Antenna Upgrades	1,201,000
Condensed Water	2,322,000
Roof Replacements	5,770,000
Facade Repairs	16,726,000
New Management Offices	3,200,000
87th Floor Private Event Space	4,608,000
Employee Locker Room	300,000
Project Management Fees	1,636,000
Sub-Total Major Projects / Improvements	$395,886,865
Tenant Improvements and Leasing Commissions	204,000,000
Financing Closing Costs*	25,950,000
Total	$625,836,865

*Financing closing costs will vary depending upon negotiated loan and brokerage fees.